                      CERIDIAN CORPORATION
                    PERSONAL INVESTMENT PLAN
                          1995 REVISION

                 Fifth Declaration of Amendment


Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Personal Investment Plan -- 1995 Revision, the undersigned hereby amends the Plan in the manner set forth below.

1.   Section 3(B) of Exhibit A thereto is amended to read as follows:

          "(B) A Participant may elect the time at which the annuity contract is distributed and the distribution of the annuity contract is not required to be made at the same time as the remainder of his or her Accounts is distributed; provided that the annuity contract must be distributed not later than the date determined under Subsection 8.1(B). No such annuity contract is subject to transfer or exchange for another annuity contract that does not conform to the requirements of this item (3). No such contract is subject to surrender or encumbrance without the consent of the Participant's spouse.

2. The provisions of Section 13.5 and Exhibit A (as amended by item 1 hereof) are retroactively effective as of August 22, 1988.

3. The undersigned also hereby amends the Plan to reflect that each "eligible Participant" who received a lump sum distribution after August 22, 1988 and prior to January 16, 1996, will be given the opportunity to elect to receive an immediate distribution in the form of an annuity as specified in Exhibit A of the Plan. Such eligible Participant will be entitled to receive such an annuity after making a lump sum payment, within the time period described by the Administrator, equal to the amount of the prior lump sum distribution received by such eligible Participant. If an eligible Participant makes a lump sum payment pursuant to the preceding sentence, distribution will begin the first day of the month that first follows the last day of the period during which the eligible Participant was permitted to make such lump sum payment.

     For purposes of applying the foregoing, an eligible Participant is any Participant in the Ceridian Corporation Retirement Plan who has elected an enhanced retirement benefit under that plan with respect to which a portion of his or her Pre-Tax Account serves as the basis for an offset or that participant's surviving spouse beneficiary who was entitled to receive a preretirement survivor annuity pursuant to Exhibit B.

IN WITNESS  WHEREOF, the  undersigned has  caused this  instrument to  be
executed by its  duly authorized officers  this     day of  December,
1996.

                                   CERIDIAN CORPORATION


Attest:                                 By:
       Secretary                           Vice President